                                                                     Exhibit 2.1




                               PURCHASE AGREEMENT

                                 by and between

                            Successful Union Limited

                                       and

                              Pioneer Forest, Inc.

                                TABLE OF CONTENTS

1.   Purchase and Sale of the Interest and Other Closing Matters ............  1
2.   Representations of the Seller Regarding the Interest ...................  2
3.   Representations of the Seller Regarding the Seller .....................  3
4.   Representations of the Seller regarding the Company ....................  4
5.   Representations of the Seller Regarding Forest-Starma ..................  7
6.   Representations of the Buyer ........................................... 12
7.   Access to Information; Confidentiality; Public Announcements ........... 13
8.   Pre-Closing Covenants of the Seller .................................... 13
9.   Pre-Closing Covenants of the Buyer ..................................... 15
10.  Conditions to Obligations of the Buyer. ................................ 15
11.  Conditions to Obligations of the Seller ................................ 17
12.  Indemnification ........................................................ 18
13.  Termination of Agreement ............................................... 21
14.  Dispute Resolution ..................................................... 22
15.  Brokers ................................................................ 23
16.  Notices ................................................................ 23
17.  Successors and Assigns ................................................. 24
18.  Entire Agreement; Amendments; Attachments .............................. 24
19.  Severability ........................................................... 24
20.  Expenses ............................................................... 25
21.  Governing Law .......................................................... 25
22.  Section Headings ....................................................... 25
23.  Counterparts ........................................................... 25

                               PURCHASE AGREEMENT

     This Agreement (the "Agreement") is made as of April 22, 2002 by and between Successful Union Limited, a British Virgin Islands company with its principal office at P.O. Box 3340, Road Town, Tortola, British Virgin Islands (the "Buyer"), and Pioneer Forest, Inc., a Delaware, USA corporation with its principal office at One Faneuil Hall Marketplace, Boston, MA 02109, USA (the "Seller").

                                    Recitals
                                    --------

     A. The Seller is the sole member of Pioglobal Forest, L.L.C., a limited liability company organized under the laws of the State of Delaware, USA, with its principal office at One Faneuil Hall Marketplace, Boston, MA 02109, USA (the "Company").

     B.   The Company owns 4,001,500 shares of common stock, nominal value one
          (1) ruble per share, of Closed Joint-Stock Company "Forest-Starma", a closed joint stock company organized under the laws of the Russian Federation ("Forest-Starma"), which shares represent 100% of the issued and outstanding share capital of Forest-Starma.

     C. The Buyer desires to purchase, and the Seller desires to sell, Seller's entire right, title and interest in and to the Company (the "Interest"), and to enter into certain ancillary arrangements with the Seller and its affiliates, for the consideration set forth below, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1.   Purchase and Sale of the Interest and Other Closing Matters
          -----------------------------------------------------------

          1.01  Purchase of the Interest from the Seller and Related
                ----------------------------------------------------
Transactions. Subject to and upon the terms and conditions of this Agreement, at
------------
the closing of the transactions contemplated by this Agreement (the "Closing"), the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, all of Seller's right, title and interest in and to the Interest. At the Closing, the Seller and the Buyer shall each deliver instruments of assignment reflecting such transfer.

          1.02  Further Assurances. At any time and from time to time after the
                ------------------
Closing, at the Buyer's or Seller's request and without further consideration, the Buyer or the Seller, as the case may be, shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer or Seller may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, the Interest, to assist the Buyer or the Seller in exercising its rights hereunder and in consummating the transactions contemplated hereby, and, in the case of the Buyer, with respect to the Interest, to carry out the express purpose and intent of this Agreement.

          1.03  Purchase Price for the Interest. The purchase price to be paid
                -------------------------------
by the Buyer to the Seller for the Interest shall be US $7,550,000 (seven million five hundred fifty thousand US Dollars) (the "Purchase Price"). The Purchase Price shall be payable in the following manner:

                (a) US$5,550,000 (five million five hundred fifty thousand US Dollars) shall be paid on the Closing Date by wire transfer of immediately available funds to an account designated by the Seller; and

                (b) US$2,000,000 (two million US Dollars) by delivery on the Closing Date of a promissory note (the "Promissory Note") substantially in the form attached hereto as Exhibit A.
                        ---------

                (c) At the Closing, Buyer shall deliver a stand-by letter of credit (the "Letter of Credit") confirmed by a western money center bank, containing the following terms:

                    (i) The Letter of credit shall be for the benefit of the Seller.

                    (ii) Seller shall have ability to draw down the Letter of Credit immediately and without notice to the Buyer upon non-payment of the Note when due.

                    (iii) The Letter of Credit shall expire 13 months after the
                          Closing Date, as defined below.

          1.04  Closing. The Closing shall take place at the offices of Pioneer
                -------
Forest, Inc., One Faneuil Hall Marketplace, Boston, Massachusetts 02109, at 10:00 a.m., Boston Time, on May 28, 2002, or at such other place, time or date as may be mutually agreed upon in writing by the parties (the "Closing Date"), provided that, either party may elect to defer the Closing to a date (which shall not be later than June 15, 2002), which is reasonably acceptable to the other party.

     2.   Representations of the Seller Regarding the Interest
          ----------------------------------------------------

          The Seller represents and warrants to the Buyer as follows:

               (a) The Seller has good and marketable title to the Interest, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

               (b) The Seller has the full right, power and authority to enter into this Agreement and to transfer, convey and sell the Interest to the Buyer at the Closing and, upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Seller the Interest, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

               (c) The Seller is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental, regulatory or administrative authority or agency (a "Governmental Entity") which would prevent the execution or delivery of this Agreement by the Seller or the transfer, conveyance and sale of the Interest to the Buyer pursuant to the terms hereof.

               (d) Harbor Global Company Ltd. has retained, pursuant to an agreement dated August 31, 2001, 2001, JP Management Consulting ("JP") as its adviser with respect to the transactions contemplated by this Agreement, and the Seller shall procure that all fees and expenses payable to JP pursuant to such agreement with JP shall be borne solely by Harbor Global Company Ltd.

     3.   Representations of the Seller Regarding the Seller
          --------------------------------------------------

          The Seller hereby represents and warrants to the Buyer that:

          3.01 Organization, Qualification and Corporate Power. The Seller is a
               -----------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of Delaware, USA, and has all requisite power and authority to own its properties and to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. The Seller is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification. The Seller has furnished to the Buyer a true and complete copy of the Seller's Certificate of Incorporation and By-laws, each as amended and as in effect on the date hereof (the "Certificate of Incorporation" and "By-laws," respectively). The Seller is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws.

          3.02 Authorization and Noncontravention.

               (a) Neither the execution and delivery by the Seller of this Agreement and the agreements provided for herein, nor the consummation by the Seller of the transactions contemplated hereby and thereby, will (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Seller, (ii) require on the part of the Seller any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, or other arrangement to which the Seller is a party or by which the Seller is bound or to which any of its assets is subject, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of its properties or assets, except in all cases of subsections (ii), (iii) and (iv) above, where the failure to file, breach, termination, default, acceleration, or violation (as the case may be), would not have a material adverse effect on the Seller or on the ability of the parties to consummate the transactions contemplated by this Agreement.

               (b) The Seller has obtained all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and has effected all such registrations, filings and notices with or to third parties and Governmental Entities, as are required to be obtained by the Seller in connection with the consummation by the Seller of the transactions contemplated by this Agreement.

     4.   Representations of the Seller regarding the Company
          ---------------------------------------------------

     The Seller hereby represents and warrants to the Buyer that:

          4.01 Organization, Qualification and Corporate Power. The Company is
               -----------------------------------------------
a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, USA, and has all requisite power and authority to own its properties, and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification. The Seller has furnished to the Buyer a true and complete copy of the Company's Certificate of Formation, as amended and as in effect on the date hereof. The Company is not in default under or in violation of any provision of its Certificate of Formation.

          4.02 Capitalization of the Company. The Seller is the sole member of
               -----------------------------
the Company, and Seller's membership interest in the Company is free of any mortgage, charge, lien or encumbrance. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Seller or the Company is a party or which are binding upon the Seller or the Company providing for the issuance, disposition or acquisition of any membership interest in the Company.

          4.03 Subsidiaries. Except for its interest in Forest-Starma, the
               ------------
Company does not own any direct or indirect interest in any corporation, partnership, joint venture or other entity. The Company owns its interest in Forest-Starma free and clear of any restrictions on transfer, claims, options, warrants, rights, contracts, calls, commitments, equities and demands (except to the extent the same are imposed by Forest-Starma's charter or under applicable Russian law). There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding on the Company providing for the issuance, disposition or acquisition of any interest in Forest-Starma.

          4.04 Authorization and Noncontravention.

               (a)  Except as set forth in Schedule 4.04(a) attached hereto,
                                           ---------------
neither the execution and delivery by the Seller of this Agreement and the agreements provided for herein, nor the consummation by the Seller of the transactions contemplated hereby and thereby, will (i) conflict with or violate any provision of the Certificate of Formation of the Company, (ii) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, or other arrangement to which the Company is a party or by which the Company is bound or to which any of its assets is subject, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, except in all cases of subsections (ii), (iii) and (iv) above, where the failure to file, breach, termination, default, acceleration, or violation (as the case may be), would not have a material adverse effect on the Company or on the ability of the parties to consummate the transactions contemplated by this Agreement.

               (b)  Except as set forth in Schedule 4.04(b) attached hereto, the
                                           ---------------
Company has obtained all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and has effected all such registrations, filings and notices with or to third parties and Governmental Entities, as are required to be obtained by the Company in connection with the consummation of the transactions contemplated by this Agreement.

          4.05 Litigation. Except as set forth on Schedule 4.05, (a) there is
               ----------                         -------------
no action, suit or proceeding to which the Company is a party (either as a plaintiff or defendant) pending or, to the Knowledge (as hereinafter defined) of the Seller, threatened before any court or governmental agency, authority, body or arbitrator and, to the Knowledge of the Seller, there is no basis for any such action, suit or proceeding; (b) the Company has not been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with its business, assets, or properties; and
(c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Company to take any action of any kind with respect to its business, assets or properties. As used herein, "Knowledge" means the actual knowledge of Donald Hunter, Stephen Kasnet, Catherine Mannick, David Daggett, and Inna Verdini, without independent investigation.

          4.06 Tax Matters. Except as set forth on Schedule 4.06:
               -----------                         -------------

               (a) Within the times and in the manner prescribed by law, the Company has filed all national, state and local tax returns and all tax returns for foreign countries, provinces and other governing bodies having jurisdiction to levy taxes upon it which are required to be filed.

               (b) The Company has paid all taxes, interest, penalties, assessments and deficiencies which have become due and payable by it or which have been claimed to be due from it, including, without limitation, income, franchise, real estate, sales, value added and withholding taxes and other employee benefits taxes and imports, unless the same are being contested in good faith by appropriate procedures.

               (c) No examination of the tax returns of the Company is currently in progress nor, to the Knowledge of the Seller, threatened and no deficiencies have been asserted or assessed against the Company as a result of any audit by any applicable taxing authority and no such deficiency has been proposed or threatened.

          4.07 Books and Records. The books, records, accounts, ledgers and
               -----------------
files of the Company are accurate and complete in all material respects and have been maintained in accordance with good business and bookkeeping practices. The minute books and other similar records of the Company contain true and complete records of all material actions taken at any meetings of the Company's members and directors and of all written consents executed in lieu of the holding of any such meeting.

          4.08 Compliance with Agreements and Laws. The Company has all material
               -----------------------------------
licenses, permits and certificates from all applicable authorities necessary to conduct its business and own and operate its assets.

          4.09 Contracts and Commitments. Schedule 4.09 contains a true,
               -------------------------  -------------
complete and correct list of the following written contracts and agreements:

               (a) All contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Company is a party or by which the Company or any of its property is bound which involve payments or receipts by the Company of more than US$25,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto.

               (b) All collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Company is a party or by which the Company or any of its property is bound.

               (c) All material leases, whether operating, capital or otherwise, under which the Company is lessor or lessee.

          4.10 Financial Statements.

               (a)  Attached hereto as Schedule 4.10(a) are the audited
                                       ---------------
consolidated balance sheets of the Company as of December 31, 2000 and December 31, 2001 (the "Company Audited Balance Sheets") and the related consolidated statements of operations and consolidated statements of cash flows for the periods then ended (collectively, the "Company Audited

Financial Statements"). The Company Audited Financial Statements have been prepared in accordance with International Accounting Standards ("IAS") applied consistently with past practice.

               (b)  Attached hereto as Schedule 4.10(b) are the unaudited
                                       ----------------
consolidated balance sheet of the Company as at March 31, 2002 (the "Company Unaudited Balance Sheet") and the related consolidated statement of operations and consolidated statement of cash flows for the three month period ended March 31, 2002 (collectively, the "Company Unaudited Financial Statements"). The Company Unaudited Financial Statements have been prepared in accordance with IAS applied consistently with past practice, except for the omission of footnotes and subject to year-end adjustments.

               (c) The Company Audited Financial Statements and the Company Unaudited Financial Statements fairly present, as of their respective dates, the financial condition, retained earnings, assets, liabilities and results of operations of the Company for the periods indicated, and the Company Audited Financial Statements and the Company Unaudited Financial Statements contain and reflect adequate reserves, which are consistent with previous reserves taken, for all reasonably anticipated material losses and costs and expenses.

          4.11 Absence of Undisclosed Liabilities. Except as and to the extent
               ----------------------------------
(a) reflected and reserved against in the Company Audited Balance Sheet or the Company Unaudited Balance Sheet, (b) set forth on Schedule 4.11, or (c) incurred
                                                  -------------
in the ordinary course of business after the date of the Company Unaudited Balance Sheets and not material in amount, either individually or in the aggregate, the Company has no liability or obligation, secured or unsecured, whether accrued, absolute or contingent which is material to the financial condition of the assets, properties or business of the Company taken as a whole. For purposes of this Subsection 4.11, "material" means any amount in excess of US$100,000.

          4.12 Encumbrances. There is not any outstanding mortgage or charge on
               ------------
the whole or any part of the assets of the Company.

          4.13 Insurance. The insurance coverage maintained by or on behalf of
               ---------
the Company with respect to its assets and business is described in Schedule
                                                                    --------
4.13. To Seller's Knowledge, all such insurance policies are in full force and
----
effect and are not voidable, all premiums due thereon have been paid up to date and all such policies will be maintained through and including the Closing Date (but neither the Seller nor the Company shall have any obligation to maintain in force any of such policies after the Closing Date). The Company will not take any action which would make any of such policies of insurance null or voidable prior to the Closing Date.

     5.   Representations of the Seller Regarding Forest-Starma
          -----------------------------------------------------

     The Seller represents and warrants to the Buyer that:

          5.01 Organization, Qualification and Corporate Power. Forest-Starma is
               -----------------------------------------------
a closed joint stock company duly organized, validly existing and in good standing under the laws of the Russian Federation, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. Forest-Starma is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification. The Seller has furnished to the Buyer true and complete copies of Forest-Starma's Certificate of Registration and Charter, as amended and as in effect on the date hereof (the "Certificate of Registration and Charter"). Forest-Starma is not in default under or in violation of any provision of its Certificate of Registration and Charter.

          5.02 Capitalization of Forest-Starma. Forest-Starma's authorized share
               -------------------------------
capital consists of 4,001,500 shares of common stock, nominal value one (1) ruble per share, all of which are in issue on the date hereof and held of record and beneficially by the Company free of any mortgage, charge, lien or encumbrance. All such issued and outstanding shares of Forest-Starma's capital stock are duly authorized, validly issued, fully paid, non-assessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Forest-Starma is a party or which are binding upon Forest-Starma providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Forest-Starma.

          5.03 Subsidiaries. Forest-Starma does not own any direct or indirect
               ------------
interest in any corporation, partnership, joint venture or other entity.

          5.04 Authorization and Noncontravention.

               (a)  Except as set forth in Schedule 5.04(a) attached hereto,
                                           ----------------
neither the execution and delivery by the Seller of this Agreement and the agreements provided for herein, nor the consummation by the Seller of the transactions contemplated hereby and thereby, will (i) conflict with or violate any provision of the Certificate of Registration and Charter of Forest-Starma,
(ii) require on the part of Forest-Starma any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, or other arrangement to which Forest-Starma is a party or by which Forest-Starma is bound or to which any of its assets is subject, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Forest-Starma or any of its properties or assets, except in all cases of subsections (ii), (iii) and (iv) above, where the failure to file, breach, termination, default, acceleration or violation (as the case may be), would not have a material adverse effect on Forest-Starma or on the ability of the parties to consummate the transactions contemplated by this Agreement.

               (b)  Except as set forth in Schedule 5.04(b) attached hereto,
                                           ----------------
Forest-Starma has obtained all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and has effected all such registrations, filings and notices with or to third parties and Governmental Entities, as are required in connection with the consummation by the Seller of the transactions contemplated by this Agreement.

          5.05 Litigation. Except as set forth on Schedule 5.05, (a) there is no
               ----------                         -------------
action, suit or proceeding to which Forest-Starma is a party (either as a plaintiff or defendant) pending or, to the Knowledge of the Seller, threatened before any court or governmental agency, authority, body or arbitrator and, to the Knowledge of the Seller, there is no basis for any such action, suit or proceeding; (b) Forest-Starma has not been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with its business, assets, or properties; and (c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring Forest-Starma to take any action of any kind with respect to its business, assets or properties.

          5.06 Tax Matters. Except as set forth in Schedule 5.06:
               -----------                         -------------

               (a) Within the times and in the manner prescribed by law, Forest-Starma has filed all national, state and local tax returns and all tax returns for foreign countries, provinces and other governing bodies having jurisdiction to levy taxes upon it which are required to be filed.

               (b) Forest-Starma has paid all taxes, interest, penalties, assessments and deficiencies which have become due and payable by it or which have been claimed to be due from it, including, without limitation, income, franchise, real estate, sales, value added and withholding taxes and other employee benefits taxes and imports unless the same are being contested in good faith by appropriate procedures.

               (c) No examination of the tax returns of Forest-Starma is currently in progress nor, to the Knowledge of the Seller, threatened and no deficiencies have been asserted or assessed against Forest-Starma as a result of any audit by any applicable taxing authority and no such deficiency has been proposed or threatened.

          5.07 Books and Records. The books, records, accounts, ledgers and
               -----------------
files of Forest-Starma are accurate and complete in all material respects and have been maintained in accordance with good business and bookkeeping practices. The minute books and other similar records of Forest-Starma contain true and complete records of all material actions taken at any meetings of Forest-Starma's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.

          5.08 Compliance with Agreements and Laws. Forest-Starma has all
               -----------------------------------
material licenses, permits and certificates from all applicable authorities necessary to conduct its businesses and own and operate its assets.

          5.09 Contracts and Commitments. Schedule 5.09 contains a true,
               -------------------------  -------------
complete and correct list of the following written contracts and agreements:

               (a) All contracts, agreements, commitments, purchase orders or other understandings or arrangements to which Forest-Starma is a party or by which Forest-Starma or any of its property is bound which involve payments or receipts by Forest-Starma of more than US$25,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto.

               (b) All collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which Forest-Starma is a party or by which Forest-Starma or any of its property is bound.

               (c) All material leases, whether operating, capital or otherwise, under which Forest-Starma is lessor or lessee.

          5.10 Financial Statements.

               (a)  Attached hereto as Schedule 5.10(a) are the audited
                                       ---------------
consolidated balance sheets of Forest-Starma as of December 31, 2000 and December 31, 2001 (the "Forest-Starma Audited Balance Sheets") and the related statements of operations and statements of cash flows for the periods then ended (collectively, the "Forest-Starma Audited Financial

Statements"). The Forest-Starma Audited Financial Statements have been prepared in accordance with IAS applied consistently with past practice.

               (b)  Attached hereto as Schedule 5.10(b) are the unaudited
                                       ----------------
consolidated balance sheet of Forest-Starma as at March 31, 2002 (the "Forest-Starma Unaudited Balance Sheet") and the related consolidated statement of operations and consolidated statement of cash flows for the three month period ended March 31, 2002 (collectively, the "Forest-Starma Unaudited Financial Statements"). The Forest-Starma Unaudited Financial Statements have been prepared in accordance with IAS applied consistently with past practice, except for the omission of footnotes and subject to year-end adjustments.

               (c) The Forest-Starma Audited Financial Statements and the Forest-Starma Unaudited Financial Statements fairly present, as of their respective dates, the financial condition, retained earnings, assets, liabilities and results of operations of Forest-Starma for the periods indicated, and the Forest-Starma Audited Financial Statements and the Forest-Starma Unaudited Financial Statements contain and reflect adequate reserves, which are consistent with previous reserves taken, for all reasonably anticipated material losses and costs and expenses.

          5.11 Absence of Undisclosed Liabilities. Except as and to the extent
               ----------------------------------
(a) reflected and reserved against in the Forest-Starma Audited Balance Sheet or the Forest-Starma Unaudited Balance Sheet, (b) set forth on Schedule 5.11, or
                                                            -------------
(c) incurred in the ordinary course of business after the date of the Forest-Starma Unaudited Balance Sheets and not material in amount, either individually or in the aggregate, Forest-Starma has no liability or obligation, secured or unsecured, whether accrued, absolute or contingent which is material to the financial condition of the assets, properties or business of Forest-Starma taken as a whole. For purposes of this Subsection 5.11, "material" means any amount in excess of US$100,000.

          5.12 Encumbrances. Except as set forth on Schedule 5.12, there is not
               ------------                         -------------
any outstanding mortgage or charge on the whole or any part of the assets of Forest-Starma.

          5.13 Insurance. The insurance coverage maintained by or on behalf of
               ---------
Forest-Starma, with respect to its assets and business is described in Schedule
                                                                       --------
5.13. To Seller's Knowledge, all such insurance policies are in full force and
----
effect and are not voidable, all premiums due thereon have been paid up to date and all such policies will be maintained through and including the Closing Date (but neither the Seller nor Forest-Starma shall have any obligation to maintain in force any of such policies after the Closing Date). Forest-Starma will not take any action which would make any of such policies of insurance null or voidable prior to the Closing Date.

     6.   Representations of the Buyer
          ----------------------------

          The Buyer represents and warrants to the Seller as follows:

          6.01 Organization and Authority. The Buyer is a company duly
               --------------------------
organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite power and authority (corporate and other) to own its properties, carry on its business as now being conducted, execute and deliver this Agreement and the agreements contemplated herein, and consummate the transactions contemplated hereby and thereby. Certified copies of the charter documents of the Buyer, as amended to date, shall be delivered to the Seller prior to the Closing and will be complete and correct with no amendments having been made thereto or having been authorized since the date thereof.

          6.02 Authorization and Noncontravention. The execution and delivery of
               ----------------------------------
this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action on the part of the Buyer, including without limitation, any internal approvals. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. Except as set forth in Schedule 6.02
                                                               -------------
attached hereto, neither the execution and delivery by the Buyer of this Agreement and the agreements provided for herein, nor the consummation by the Buyer of the transactions contemplated hereby and thereby, will, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's charter documents; (c) require on the part of the Buyer any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (d) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Buyer or any of its properties or assets; or (e) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Buyer is a party or by which the Buyer is or may be bound, except in all cases of subsections (c) through (e) above, where the failure to file, violation, conflict, breach, termination, default, or acceleration (as the case may be), would not have a material adverse effect on the Buyer or on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

          6.03 Regulatory Approvals. All consents, approvals, authorizations and
               --------------------
other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

          6.04 Brokers' Fees. The Buyer has no liability or obligation to pay
               -------------
any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

     7.   Access to Information; Confidentiality; Public Announcements
          ------------------------------------------------------------

          7.01 Access to Management, Properties and Records. From the date of
               --------------------------------------------
this Agreement until the Closing Date, the Seller shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer free and full access (upon reasonable notice and during normal business hours and in a manner that does not interfere with the normal business operations of Seller, the Company or Forest-Starma) to all management personnel, offices, properties, books and records of the Company and Forest-Starma, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Company and Forest-Starma, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The Seller shall furnish to the Buyer such financial and operating data and other information as to the business of the Company and Forest-Starma as the Buyer shall reasonably request.

          7.02 Confidentiality. The Buyer's rights under Section 7.01 are
               ---------------
subject to the terms of that certain letter agreement dated August 16, 2001 regarding confidentiality by and between Harbor Global Company Ltd. and Rimbunan Hijau International Co., Ltd. with respect to the Company and the transactions contemplated hereby (the "Confidentiality Agreement").

          7.03 Public Announcements. The parties agree that prior to the Closing
               --------------------
Date any and all general public announcements or other general public communications concerning this Agreement and the purchase and sale of the Interest by the Buyer and the other transactions contemplated hereby, and the timing, manner and content of such disclosures, shall be subject to the mutual agreement of the Seller and the Buyer.

     8.   Pre-Closing Covenants of the Seller
          -----------------------------------

          From and after the date hereof and until the Closing Date:

          8.01 Operations. Except as otherwise expressly agreed, the Company and
               ----------
Forest-Starma shall carry on their business diligently and substantially in the same manner as conducted in the months immediately preceding the Closing Date, except as agreed to in writing by the Buyer.

          8.02 Negative Covenants. Except as otherwise expressly agreed, or as
               ------------------
set forth in Section 8.03 below, without the prior written consent of the Buyer, neither the Company nor Forest-Starma shall:

               (a)  take any action to amend its charter documents or bylaws;

               (b) issue any stock, bonds, membership interests or other securities or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities;

               (c) incur any obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

               (d) declare or make any payment or distribution with respect to its stock or membership interests or purchase or redeem any shares of its capital stock, membership interests or other equity interest;

               (e) mortgage, pledge, or subject to any lien, charge or any other encumbrance any of its assets or properties;

               (f) sell, assign, or transfer any of its assets, except in the ordinary course of its business;

               (g) cancel any debts or claims, except in the ordinary course of business;

               (h) merge or consolidate with or into any corporation or other entity;

               (i) enter into any lease, contract, agreement or understanding (other than those entered into in the ordinary course of business) calling for payments which in the aggregate exceed $25,000 for each such lease, contract, agreement or understanding; or

               (j)  commit or agree to do any of the foregoing in the future.

          8.03 Funding of Operating Expenses. Notwithstanding the provisions of
               -----------------------------
Section 8.02 above, during the period between the date of this Agreement and the Closing Date, Seller shall have the right, but not the obligation, to fund the Company's ongoing operating expenses, to the extent that the Seller deems necessary, in an amount not to exceed US$500,000. To the extent that Forest-Starma has positive cash flow during this period, Seller shall have the right to obtain full or partial reimbursement of such funding through Forest-Starma. Seller hereby agrees that any such funding provided by Seller to the Company that has not been reimbursed as of the Closing Date will be forgiven. Any such funding that is reimbursed by the Company to the Seller shall have no effect on the Purchase Price.

          8.04 Notice of Developments. The Seller may elect at any time from the
               ----------------------
date hereof until the Closing Date to notify the Buyer of any development causing a breach of any of the representations and warranties in Sections 2 through 6. Unless the Buyer has the right to terminate this Agreement pursuant to Section 13.04 by reason of the development and exercises that right within ten (10) business days, the written notice pursuant to this Section 8.04 shall be deemed to have amended the appropriate Schedule delivered pursuant to Sections 2 through 6, if any, to have qualified the appropriate representations and warranties contained in Sections 2 through 6 and/or to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

          8.05  Further Assurances. The Seller will use commercially reasonable
                ------------------
efforts to take all actions and do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement.

          8.06  Exclusive Dealing. The Seller will not, directly or indirectly,
                -----------------
through any officer, director, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to an acquisition or purchase of all or a material portion of the assets of or an equity interest in the Company or Forest-Starma or any merger, consolidation or business combination with the Company or Forest-Starma, or (b) participate in any discussions or negotiations regarding, or furnish to any other person any non-public information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that the Seller and its respective directors and officers remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any third party to do or seek any of the foregoing to the extent their fiduciary duties may require.

     9.   Pre-Closing Covenants of the Buyer
          ----------------------------------

          From and after the date hereof and until the Closing Date:

          9.01  Notice of Developments. The Buyer may elect at any time from the
                ----------------------
date hereof until the Closing Date to notify the Seller of any development causing a breach of any of the representations and warranties in Section 7. Unless the Seller has the right to terminate this Agreement pursuant to Section
13.05 by reason of the development and exercises that right within ten (10) business days, the written notice pursuant to this Section 9.01 shall be deemed to have amended the appropriate Schedule delivered pursuant to Section 7, to have qualified the appropriate representations and warranties contained in
Section 7, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

          9.02 Further Assurances. The Buyer will use commercially reasonable
               ------------------
efforts to take all action and do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement and to achieve a Closing no later than May 28, 2002.

     10.  Conditions to Obligations of the Buyer.
          --------------------------------------

          The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

          10.01 Continued Truth of Representations and Warranties of the
                --------------------------------------------------------
Seller; Compliance with Covenants and Obligations. The representations and
-------------------------------------------------
warranties of the Seller shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by the Buyer. The Seller shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing.

         10.02 Corporate Proceedings. All corporate and other proceedings
               ---------------------
required to be taken on the part of the Seller, the Company and Forest-Starma to authorize or carry out this Agreement shall have been taken.

         10.03 Governmental Approvals. All governmental agencies, departments,
               ----------------------
bureaus, commissions and similar bodies, the consent, authorization or approval of which are necessary under any applicable law, rule, order or regulation for the consummation by the Buyer, the Seller, the Company and/or Forest-Starma of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

         10.04 Consent of Third Parties. The Seller, the Company and
               ------------------------
Forest-Starma shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Seller, the Company and Forest-Starma to consummate the transactions contemplated by this Agreement.

         10.05 Adverse Proceedings. No action or proceeding by or before any
               -------------------
court or other governmental body shall have been instituted or threatened by any Governmental Entity or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own the Interest or to own or operate the business of the Company and Forest-Starma after the Closing.

         10.06 Employees. The Company shall have provided all expatriates
               ---------
employed at Forest-Starma with 30 days' notice of the termination of their respective consulting and loan agreements, a list of which appears in Schedule
                                                                      --------
4.09 hereto, and shall have paid in full all amounts due and owing by the
----
Company under such agreements.

         10.07 Rayonier. Forest-Starma shall have provided Rayonier Inc.
               --------
("Rayonier") with 60 days' notice of the termination of Log Sales Contract No. 01-02-02 dated as of January 2, 2002 between Forest-Starma and Rayonier, as amended by Addendum No. 1 thereto, dated as of January 2, 2002, and a certain letter agreement dated as of January 2, 2002 between Forest-Starma and Rayonier (the "Rayonier Agreements"), and all amounts due and owing by Rayonier to Forest-Starma under the Rayonier Agreements shall have been paid in full.

         10.08 Performance by the Seller. At the Closing, the Seller shall have
               -------------------------
delivered to the Buyer a certificate, signed by an authorized officer, as to its compliance with Subsections 10.01 through 10.07 hereof.

         10.09 Closing Deliveries. The Buyer shall have received at or prior to
               ------------------
the Closing such documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

               (a) Evidence of transfer to Buyer of the Interest.

               (b) Certificates of the Secretary or other authorized officer of Seller attesting to the incumbency of Seller's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsections 3.01, 4.01, 5.01 and 6.01.

               (c) Written resignations of all of the Company's officers and all of Forest-Starma's Board of Directors.

               (d) The original corporate or other record books of the Company and Forest-Starma and all corporate seals, if available (which record books and seals, in the case of Forest-Starma, shall be delivered at the offices of Forest-Starma at which they are customarily kept.).

               (e) A certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing of the Company in Delaware.

               (f) A certificate of Forest-Starma's General Director and Chief Accountant as to the legal existence and good standing of Forest-Starma in the Russian Federation.

               (g) A statement of Forest-Starma's harvested timber inventory as of the end of the most recent calendar month.

               (h) A letter ("spravka") from Forest-Starma's tax inspectorate as to the absence of tax indebtedness of Forest-Starma.

    11.  Conditions to Obligations of the Seller
         ---------------------------------------

         The obligations of the Seller under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Seller:

         11.01 Continued Truth of Representations and Warranties of the Buyer;
               ---------------------------------------------------------------
Compliance with Covenants and Obligations. The representations and warranties of
-----------------------------------------
the Buyer in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by the Seller. The Buyer shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

          11.02  Corporate Proceedings. All corporate and other proceedings
                 ---------------------
required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

          11.03  Governmental Approvals. All governmental agencies, departments,
                 ----------------------
bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer, the Seller, the Company and/or Forest-Starma of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

          11.04  Consents of Third Parties. The Buyer shall have received all
                 -------------------------
requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Buyer to consummate the transactions contemplated by this Agreement.

          11.05  Adverse Proceedings. No action or proceeding by or before any
                 -------------------
court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Seller to transfer the Interest or consummate the other transactions contemplated by this Agreement.

          11.06  Performance by the Buyer. At the Closing, the Buyer shall have
                 ------------------------
delivered to the Seller a certificate signed by an authorized officer of the Buyer as to its compliance with Sections 11.01 through 11.05, hereof.

          11.07  Closing Deliveries. The Seller shall have received at or prior
                 ------------------
to the Closing such documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

                 (a) A certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents and by-laws delivered pursuant to Subsection 7.01.

                 (b) Evidence of payment of the Purchase Price in accordance with Section 1.03(a).

                 (c) The Promissory Note, duly executed by the Buyer.

                 (d) The Letter of Credit, duly confirmed by a western money center bank.

     12.  Indemnification
          ---------------

          12.01  By the Seller with respect to the Buyer. After the Closing,
                 ---------------------------------------
subject to Section 12.06, the Seller shall indemnify and hold harmless the Buyer from and against all claims, damages, losses, liabilities, costs and expenses after application of available insurance and tax benefits (including, without limitation, settlement costs and any legal expenses for defending any actions) (collectively, the "Losses") in connection with each and all of the following:

                 (a) any misrepresentation or breach of any representation or warranty made by the Seller in this Agreement;

                 (b) any breach of any covenant, agreement or obligation of the Seller contained in this Agreement, which breach has not been cured within 30 days after notice from the Buyer; and

                 (c) any misrepresentation contained in any certificate or schedule furnished by the Seller pursuant to this Agreement.

          12.02  By the Buyer. After the Closing, subject to Section 12.06, the
                 ------------
Buyer shall indemnify and hold harmless the Seller and Harbor Global Company Ltd. from and against all Losses in connection with each and all of the following:

                 (a) any misrepresentation or breach of any representation or warranty made by the Buyer in this Agreement;

                 (b) any breach of any covenant, agreement or obligation of the Buyer contained in this Agreement, which breach has not been cured within 30 days after notice from the Seller;

                 (c) any misrepresentation contained in any certificate or schedule furnished by the Buyer pursuant to this Agreement; and

                 (d) any and all liabilities directly or indirectly associated with the conduct of the business and activities of the Company and Forest-Starma, to the extent arising out of acts or omissions occurring following the Closing, including without limitation any default by Forest-Starma under the Rayonier Agreements, as a result of which Harbor Global Company Ltd. is required to make any payments under a certain Guaranty dated as of January 2, 2002 issued by Harbor Global Company Ltd. in favor of Rayonier, Inc., a copy of which is attached hereto as Schedule 12.02.

          12.03  Claims for Indemnification. Whenever any claim shall arise for
                 --------------------------
indemnification under this Section 12, the party asserting the claim (the "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; provided, however, that if suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Subsection 12.04 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Indemnifying Party as provided in Subsection 12.04.

          12.04  Defense by the Indemnifying Party. In connection with any claim
                 ---------------------------------
which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party, at the sole cost and expense of the Indemnifying Party, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such claim. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made: (i) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate; and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

          12.05  Survival of Representations; Claims for Indemnification. All
                 -------------------------------------------------------
representations and warranties made by the Seller or the Buyer in this Agreement shall expire on the one-year anniversary of the Closing Date, except to the extent of claims, if any: (a) asserted in writing prior to such date identified as a claim for indemnification pursuant to this Section 12 or (b) which are based upon fraud by the Seller or the Buyer, as the case may be; which shall survive until finally resolved and satisfied in full.

          12.06  Limitations; Threshold Amount. Notwithstanding anything to the
                 -----------------------------
contrary contained herein, the maximum aggregate liability of the Seller under
Section 12.01 shall be US$1,500,000, and the maximum aggregate liability of the Buyer with respect to Section 12.02 (a), (b) and (c), shall be US$1,500,000. Neither party which is an Indemnifying Party hereunder shall be required to indemnify, defend or hold harmless the other party which is an Indemnified

Party from and against any Losses under Section 12.01, in the case of the Seller, or under Section 12.02(a) through (c), in the case of the Buyer, with respect to any breach of any representation, warranty, covenant or agreement hereunder unless and until the amount of such Losses exceeds US$25,000 in the aggregate (the "Threshold Amount"), and then indemnification shall only be made with respect to amounts in excess of the Threshold Amount.

          12.07 Exclusive Remedy. If the Closing occurs, (a) Buyer's exclusive
                ----------------
remedy for Losses with respect to any breach by Seller of any representation, warranty, covenant or agreement hereunder shall be the indemnification provided by this Section 12, and Buyer expressly waives any other rights or remedies it may have, and (b) Seller's exclusive remedy for Losses with respect to any breach by Buyer of any representation, warranty, covenant or agreement hereunder shall be the indemnification provided by this Section 12, and Seller expressly waives any other rights or remedies it may have, provided, however, that equitable relief, including the remedies of specific performance and injunction, shall be available to the Buyer and the Seller with respect to any actual or attempted breach of this Agreement occurring before the Closing or with respect to the breach of any covenant to be performed after the Closing.

     13.  Termination of Agreement
          ------------------------

          13.01 Termination by Lapse of Time. This Agreement shall terminate at
                ----------------------------
5:00 p.m., Boston, USA Time, on June 15, 2002, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of the Seller and the Buyer.

          13.02 Termination by Agreement of the Parties. This Agreement may be
                ---------------------------------------
terminated by the mutual written agreement of the parties hereto at any time prior to the Closing.

          13.03 Termination by Reason of Breach. This Agreement may be
                -------------------------------
terminated by the Seller, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform in any material respect any condition or obligation hereunder, the Seller has notified the Buyer of the breach, and the breach has continued without cure for 30 days after receipt of notice. This Agreement may be terminated by the Buyer, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Seller or the failure of the Seller to perform in any material respect any condition or obligation hereunder, the Buyer has notified the Seller of the breach, and the breach has continued without cure for 30 days after receipt of notice.

          13.04 Termination by the Buyer. The Buyer may terminate this Agreement
                ------------------------
by giving written notice to the Seller at any time prior to the Closing in the event (i) the Seller has within the then previous ten (10) business days given the Buyer any notice pursuant to Section 8.04, and (ii) the development that is the subject of the notice has had a material adverse effect upon the financial condition, operations or business of the Company and Forest-Starma taken as a whole.

          13.05 Termination by the Seller. The Seller may terminate this
                -------------------------
Agreement by giving written notice to the Buyer at any time prior to the Closing in the event (i) the Buyer has within the then previous ten (10) business days given the Seller any notice pursuant to Section 9.01, and (ii) the development that is the subject of the notice has had a material adverse effect upon the financial condition, operations or business of the Buyer taken as a whole.

          13.06 Effect of Termination. If either party terminates this Agreement
                ---------------------
pursuant to this Section 13, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach); provided, however, that the obligations of the Buyer under the Confidentiality Agreement shall continue in accordance with the terms thereof.

     14.  Dispute Resolution
          ------------------

          14.01 General. In the event that any dispute should arise between the
                -------
parties hereto with respect to any matter covered by this Agreement, the parties hereto shall resolve such dispute in accordance with the procedures set forth in this Section 14.

          14.02 Consent of the Parties. In the event of any dispute between the
                ----------------------
parties with respect to any matter covered by this Agreement, the parties shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within 30 calendar days after the commencement of efforts to resolve the dispute, the dispute will be submitted to arbitration in accordance with Subsection 14.03 hereof.

          14.03 Arbitration

               (a) Either the Buyer or the Seller may submit any matter referred to in Subsection 14.02 hereof to arbitration by notifying the other party hereto, in writing, of such dispute. Within 10 days after receipt of such notice, the Buyer and the Seller shall designate a mutually acceptable arbitrator to resolve the dispute; provided, that if the parties hereto cannot agree on an arbitrator within such 10-day period, the Boston Office of the American Arbitration Association shall select the arbitrator. The arbitrator so designated shall not be an employee, consultant, officer, director or stockholder of any party hereto or any affiliate of any party to this Agreement.

               (b) Within 30 days after the designation of the arbitrator, the arbitrator, the Buyer and the Seller shall meet, at which time each of the Buyer and the Seller shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

               (c) The arbitrator shall set a date for a hearing, which shall, to the extent practicable, be no later than 60 days after the submission of written proposals pursuant to paragraph (b) above, to discuss each of the issues identified by the Buyer and the Seller. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

               (d) The arbitrator shall use his or her best efforts to rule on each disputed issue within 30 days after the completion of the hearings described in paragraph (c) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto.

               (e) The prevailing party in any arbitration shall be entitled to an award of reasonable attorneys' fees incurred in connection with the arbitration. The non-prevailing party shall pay such fees, together with the fees of the arbitrator and the costs and expenses of the arbitration.

               (f) Any arbitration pursuant to this Subsection 14.03 shall be conducted in Boston, Massachusetts, U.S.A. Any arbitration award may be entered in and enforced by any court having jurisdiction.

     15.  Brokers
          -------

          15.01 For the Seller. Except as provided in Section 2(d) above, the
                --------------
Seller represents and warrants that, no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. The Seller agrees to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Seller.

          15.02 For the Buyer. The Buyer represents and warrants that, no
                -------------
person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. The Buyer agrees to indemnify and hold harmless the Seller against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

     16.  Notices
          -------

          Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

          To the Buyer:    Dr. Tiong Ik King
                           Director
                           Successful Union Limited
                           P.O. Box 3340
                           Road Town
                           Tortola
                           British Virgin Islands
          With a copy to:  [____________]

          To the Seller:   Mr. Stephen G. Kasnet
                           President
                           Pioneer Forest, Inc.
                           One Faneuil Hall Marketplace
                           Boston, MA  02109 USA

          With copies to:  Catherine V. Mannick, Esq.
                           Secretary
                           Pioneer Forest, Inc.
                           One Faneuil Hall Marketplace
                           Boston, MA  02109 USA

          Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) one business day after being sent, if sent via a reputable nationwide overnight courier service, or (b) three business days after being sent, if sent by registered or certified mail.

     17.  Successors and Assigns
          ----------------------

          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Seller, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer or the Seller from any obligation or liability under this Agreement.

     18.  Entire Agreement; Amendments; Attachments
          -----------------------------------------

          18.01 Entire Agreement; Amendments; Etc. This Agreement, all Schedules
                ---------------------------------
and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer and the Seller may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Seller.

          18.02 Inconsistent Provisions. If the provisions of any Schedule or
                -----------------------
Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

     19.  Severability
          ------------

          Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

     20.  Expenses
          --------

          Except as otherwise expressly provided herein, the Buyer, on the one hand, and the Seller, on the other hand, will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby.

     21.  Governing Law
          -------------

          This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, USA without giving effect to the conflicts of law provisions thereof.

     22.  Section Headings
          ----------------

          The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

     23.  Counterparts
          ------------

          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

                                       SELLER:

                                       PIONEER FOREST, INC.



ATTEST:                            By: /s/ Stephen G. Kasnet
                                       ---------------------------------


                                       Name:  Stephen G. Kasnet

 /s/ Donald H. Hunter                  Title: President
-------------------------------



                                       BUYER:

                                       SUCCESSFUL UNION LIMITED



ATTEST:                            By: /s/ Tiong Ik King
                                       ---------------------------------


                                       Name:  Tiong Ik King

 /s/ Lee Kim Wei                       Title: Director
-------------------------------


ACKNOWLEDGED AND AFFIRMED
FOR PURPOSES OF SECTION 13.02 HEREOF:


HARBOR GLOBAL COMPANY LTD.

 /s/ Stephen G. Kasnet
----------------------------------

Name:  Stephen G. Kasnet

Title: President

                                                                       Exhibit A

                                 PROMISSORY NOTE
                                 ---------------

                                                               ___________, 2002

US$2,000,000                                        Tortola, British West Indies

     Successful Union Limited, a company organized under the laws of the British Virgin Islands (the "Maker"), for value received, hereby promises to pay to Pioneer Forest, Inc., a Delaware, USA corporation, or registered assigns (the "Payee"), the principal sum of two million US Dollars (US$2,000,000), in immediately available funds. Principal shall be paid as set forth below.

     Principal in the amount of US$2,000,000 shall be paid in full on the date which is 12 months following the date hereof.

     This Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default (individually, "an Event of Default" and collectively, "Events of Default"):

     (1) default in the payment or performance of this or any other liability or obligation of the Maker to the Payee, including the payment when due of any principal or interest under this Note;

     (2) the liquidation, termination of existence, dissolution, insolvency or business failure of the Maker, or the appointment of a receiver or custodian for the Maker or any part of its property;

     (3) the institution by or against the Maker or any indorser or guarantor of this Note of any proceedings under the United States Bankruptcy Code or any federal, state or other applicable bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Maker or any indorser or guarantor of this Note of a composition or an assignment or trust mortgage for the benefit of creditors; or

     (4) determination by the Payee that it is insecure with respect to the payment of any obligation of the Maker to the Payee.

     Upon the occurrence of an Event of Default, all unpaid principal and interest hereunder shall immediately become due and payable without notice or demand and the Payee shall have then, or at any time thereafter, all of the rights and remedies afforded by the Uniform Commercial Code as from time to time in effect in the Commonwealth of Massachusetts or afforded by other applicable law.

     Every amount overdue under this Note shall bear interest from and after the date on which such amount first became overdue at an annual rate of 12%. Such interest on overdue amounts under this Note shall be payable on demand and shall accrue and be compounded monthly until the obligation of the Maker with respect to the payment of such interest has been discharged (whether before or after judgment).

     In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Maker, then such excess sum shall be credited by the Payee as a payment of principal.

     All payments by the Maker under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law. The Maker shall pay and save the Payee harmless from all liabilities with respect to or resulting from any delay or omission to make any such deduction or withholding required by law.

     Whenever any amount is paid under this Note, all or part of the amount paid may be applied to principal or interest in such order and manner as shall be determined by the Payee in its discretion.

     The obligations of the Maker to pay all amounts under this Note strictly in accordance with the terms of this Note are absolute and unconditional.

     The Maker agrees to pay on demand all costs of collection, including reasonable attorneys' fees, incurred by the Payee in enforcing the obligations of the Maker under this Note.

     No delay or omission on the part of the Payee in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Payee, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Maker and every indorser or guarantor of this Note regardless of the time, order or place of signing waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

     This Note may be prepaid in whole or in part at any time or from time to time. Any such prepayment shall be without premium or penalty.

     None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed on behalf of the Payee expressly referring to this Note and setting forth the provision so excluded, modified or amended.

     In the event that any dispute should arise between the Maker and the Payee with respect to any matter pertaining to this Note, the Maker and the Payee shall resolve such dispute in accordance with the procedures set forth below.

     (a) In the event of any dispute between the parties with respect to any matter pertaining to this Note, the parties shall first use their best efforts to resolve such dispute between themselves. If the parties are unable to resolve the dispute within 30 calendar days after the commencement of efforts to resolve the dispute, the dispute will be submitted to arbitration in accordance with the provisions herein.

     (b) Either the Maker or the Payee may submit any matter referred to in paragraph (a) above to arbitration by notifying the other party, in writing, of such dispute. Within 10 days after receipt of such notice, the Maker and the Payee shall designate a mutually acceptable arbitrator to resolve the dispute; provided, that if the parties hereto cannot agree on an arbitrator within such 10-day period, the Boston Office of the American Arbitration Association shall select the arbitrator. The arbitrator so designated shall not be an employee, consultant, officer, director, stockholder or affiliate of the Maker or the Payee.

     (c) Within 30 days after the designation of the arbitrator, the arbitrator, the Maker and the Payee shall meet, at which time each of the Maker and the Payee shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

     (d) The arbitrator shall set a date for a hearing, which shall, to the extent practicable, be no later than 60 days after the submission of written proposals pursuant to paragraph (c) above, to discuss each of the issues identified by the Maker and the Payee. Each party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

     (e) The arbitrator shall use his or her best efforts to rule on each disputed issue within 30 days after the completion of the hearings described in paragraph (d) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties. All rulings of the arbitrator shall be in writing and shall be delivered to the parties.

     (f) The prevailing party in any arbitration shall be entitled to an award of reasonable attorneys' fees incurred in connection with the arbitration. The non-prevailing party shall pay such fees, together with the fees of the arbitrator and the costs and expenses of the arbitration.

     (g) Any arbitration pursuant hereto shall be conducted in Boston, Massachusetts, U.S.A. Any arbitration award may be entered in and enforced by any court having jurisdiction.

     All rights and obligations under this Note shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to the conflicts of law provisions thereof.

     This Note is executed as an instrument under seal.

ATTEST:                                     SUCCESSFUL UNION LIMITED


____________________________                By: _____________________

                                            Name: ___________________

                                            Title: __________________

                                      -3-